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                                                                     EXHIBIT 4.3
                         REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of June 17, 1998, by and among NOVA CORPORATION ("NOVA"), RICHARDSON M. ROBERTS, and GREGORY S. DAILY, individuals who are sometimes hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders."

                               P R E A M B L E:
                               ---------------

     The Shareholders have together received shares (the "Shares" or "Registrable Securities") of NOVA Common Stock, par value $0.01 per share ("NOVA Common Stock"), in consummation as of the date hereof of the Agreement and Plan of Merger (the "Merger Agreement") between NOVA, PMT SERVICES, INC., a Tennessee corporation ("PMT") and Church Merger Corp. The individual holdings by the Shareholders of NOVA Common Stock are as set out in Schedule A attached hereto.
                                                    ----------

     The parties desire that, under certain circumstances, the Shares be registered for sale under the Securities Act of 1933, as amended (the "Securities Act"), and applicable Blue Sky or state securities laws, and also that certain agreements be made with respect to the Shares now owned or subsequently acquired by the Shareholders or certain other Persons.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                            REQUESTED REGISTRATION

     1.1 REQUESTED REGISTRATION. After the expiration of the "Pooling Period" (as defined in the Merger Agreement), if the Shareholders shall decide, individually or collectively, to sell or otherwise dispose of Registrable Securities then owned by them and having a market value, in the aggregate, of no more than Fifteen Million and No/100 Dollars ($15,000,000) with respect to each Shareholder (a "Disposition"), NOVA shall, consistent with the terms and conditions of this Section 1.1, use its reasonable best efforts to comply with, and render reasonable assistance with respect to, reasonable requests made by the Shareholders in connection with, and as appropriate to effectuate, such Disposition. NOVA's efforts in this regard would include, if reasonably requested by the Shareholders, (i) assisting the Shareholders in effectuating the Disposition by way of a "private placement," or (ii) preparing and filing one registration statement (a "Registration Statement") under the Securities Act registering Registrable Securities in connection with the Disposition. To the extent a Disposition is effectuated through a Registration Statement, NOVA shall bear all of the costs and expenses relating to the Registration Statement or the Private Placement Memorandum, as the case may be, including but not limited to registration, filing and qualification fees in the instance of the Registration Statement, blue-sky expenses, printing expenses, reasonable fees and disbursements of counsel to NOVA, and accounting fees ("Costs and Expenses"); provided, however, that underwriting discounts and commissions will be borne pro rata by the Shareholders. The parties hereto acknowledge and agree that the rights and obligations hereunder with respect to a Disposition shall be conditioned upon such Disposition not having or causing a material adverse impact or effect on (aa) NOVA, (bb) the market perception of NOVA, or (cc) NOVA's financing needs or plans or prospects in connection with financing, the determination with respect to each of "(aa)," "(bb)," and "(cc)" to be made by NOVA in good faith
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and with reasonableness in active consultation with the Shareholders and the investment banking and other financial advisors of each of NOVA and the Shareholders (as applicable).

     1.2 INCIDENTAL REGISTRATION. If at any time NOVA shall propose the filing of a Registration Statement on an appropriate form under the Securities Act of any securities of NOVA, otherwise than pursuant to Section 1.1 hereof and other than a Registration Statement on Form S-8 or S-4 or any equivalent form then in effect, then NOVA shall give the Shareholders notice of such proposed registration and shall include in any Registration Statement relating to such securities all or a portion of the Registrable Securities then owned by such Shareholders and which such Shareholders request (such holders to be considered Selling Holders), by notice given by such Shareholders to NOVA within 30 days after the giving of such notice by NOVA, be included in such Registration Statement. In the event of the inclusion of Registrable Securities pursuant to this Section 1.2, NOVA shall bear all of the Costs and Expenses of such registration; provided, however, that the Selling Holders shall pay, pro rata based upon the number of Registrable Securities included therein, the underwriters' discounts and compensation attributable to the inclusion of such Registrable Securities. In the event the distribution of securities of NOVA covered by a Registration Statement referred to in this Section 1.2 is to be underwritten, then NOVA's obligation to include Registrable Securities in such Registration Statement shall be subject, at the option of NOVA, to the following further conditions:

        (a) the distribution for the account of the Selling Holders shall be underwritten by the same underwriters who are underwriting the distribution of the securities for the account of NOVA and/or any other persons whose securities are covered by such Registration Statement, and the Selling Holders will enter into an agreement with such underwriters containing customary provisions;

        (b) if the underwriting agreement entered into with the aforesaid underwriters contains restrictions upon the sale of securities of NOVA, other than the securities which are to be included in the proposed distribution, for a period not exceeding 90 days from the effective date of the Registration Statement (or such longer period, not to exceed 180 days, as NOVA, each Selling Holder, and such underwriters may agree), then such restrictions will be binding upon the Selling Holders and, if requested by NOVA, the Selling Holders will enter into a written agreement to that effect; and

        (c) if the underwriters state in writing that they are unwilling to include any or all of the Selling Holders' securities in the proposed underwriting because such inclusion will materially interfere with the orderly sale and distribution of the securities being offered by NOVA, then the number of Selling Holders' securities to be included will be reduced pro rata on the basis of the number of shares owned by such holders, or there will be no inclusion of Selling Holders' securities in the Registration Statement and proposed distribution, in accordance with such statement by the underwriters.

                                  ARTICLE II

                                INDEMNIFICATION

     2.1 INDEMNIFICATION BY NOVA. NOVA will indemnify and hold harmless each Selling Holder and any underwriter (as defined in the Securities Act) for such Selling Holders (but, in the case of an underwriter or a controlling person of an underwriter, only if such underwriter indemnifies the persons mentioned in subdivision (b) of Section 2.2 hereof in the manner set forth therein) against any losses, claims, damages or

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liabilities, joint or several, to which such Selling Holder or any such underwriter, partner, officer, director or controlling person becomes subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the effective date of the Registration Statement), or contained, on the effective date thereof, in any Registration Statement under which Registrable Securities were registered under the Securities Act, the prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and NOVA will reimburse such Selling Holder and any such underwriter, partner, officer, director or controlling person for any legal or other expenses reasonably incurred by such Selling Holder or any such underwriter, partner, officer, director or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that NOVA will not be liable to any such persons in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to NOVA in writing by such person expressly for inclusion in any of the foregoing documents.

     2.2  INDEMNIFICATION BY SELLING HOLDERS.  Each Selling Holder shall:

        (a) furnish in writing all information to NOVA concerning himself and his holdings of securities of NOVA as shall be required in connection with the preparation and filing of any Registration Statement covering any Registrable Securities; and

        (b) indemnify and hold harmless NOVA, each of its directors, each of its officers who has signed a Registration Statement, each person, if any, who controls NOVA within the meaning of the Securities Act and any underwriter (as defined in the Securities Act) for NOVA and controlling Person of any underwriter, against any losses, claims, damages or liabilities to which NOVA or any such director, officer, controlling Person or underwriter may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the effective date of the Registration Statement) or contained, on the effective date thereof, in any Registration Statement under which Registrable Securities were registered under the Securities Act, the prospectus contained therein, or any amendment or supplement thereof, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to NOVA by such Selling Holder expressly for inclusion in any of the foregoing documents, and such Selling Holder shall reimburse NOVA and any such underwriter, officer, director or controlling person for any legal or other expenses reasonably incurred by NOVA or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing provisions of this Section 2.2, no Selling Holder shall be required to indemnify NOVA or any such underwriter, officer, director or controlling persons for any amount in excess of the amount of the proceeds received by such Selling Holder.

     2.3 CONTRIBUTION. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any Selling Holder or other entity entitled to indemnification under this Agreement makes a claim for indemnification pursuant to this Article II but it is judicially

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determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that indemnification may not be enforced in such case notwithstanding the fact that this Article II provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any such Selling Holder or other person in circumstances for which indemnification is provided under this Article II, then, and in each case, NOVA and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Selling Holder or other person is responsible for the portion represented by the percentage that the offering price in any initial distribution of securities in an underwritten public offering to the general public pursuant to the Registration Statement (the "Public Offering Price") of its Registrable Securities bears to the Public Offering Price of all securities offered in such Registration Statement, and NOVA is responsible for the remaining portion; provided, however, that, in any such case, (i) no such Selling Holder or other person will be required to contribute any amount in excess of the Public Offering Price of all such Registrable Securities offered by it pursuant to such Registration Statement; and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     2.4 NOTIFICATION BY SELLING HOLDERS. Each Selling Holder and each other person indemnified pursuant to this Article II will, in the event it receives notice of the commencement of any action against it which is based upon an alleged act or omission which, if proven, would result in NOVA's having to indemnify it pursuant to this Article II, promptly notify NOVA, in writing, of the commencement of such action and permit NOVA, if NOVA so notifies such Selling Holder within ten days after receipt by NOVA of notice of the commencement of the action, to participate in and to assume the defense of such action with counsel reasonably satisfactory to such Selling Holder or such other indemnified person, as the case may be; provided, however, that such Selling Holder shall be entitled to retain its own counsel at NOVA's expenses if it believes it has defenses available to it which are not available to NOVA or if such Selling Holder believes there exists a potential for conflict of interest between NOVA and such Selling Holder. The omission to notify NOVA promptly of the commencement of any such action shall not relieve NOVA of any liability to indemnify such Selling Holder or such other indemnified person, as the case may be, under this Article II, except to the extent NOVA shall suffer any loss by reason of such failure to give notice and shall not relieve NOVA of any other liabilities which it may have under this or any other agreement.

     2.5 NOTIFICATION BY NOVA. NOVA agrees that, in the event it receives notice of the commencement of any action against it which is based upon an alleged act or omission which, if proven, would result in any Selling Holder having to indemnify NOVA pursuant to Section 2.2(b), NOVA will promptly notify such Selling Holder in writing of the commencement of such action and permit such Selling Holder, if such Selling Holder so notifies NOVA within ten days after receipt by it of notice of the commencement of the action, to participate in and to assume the defense of such action with counsel reasonably satisfactory to NOVA. The omission to notify such Selling Holder promptly of the commencement of any such action will not relieve such Selling Holder of liability to indemnify NOVA pursuant to Section 2.2(b), except to the extent that such Selling Holder suffers any loss by reason of such failure to give notice and shall not relieve such Selling Holder of any other liabilities which it may have under this or any other agreement.

                                  ARTICLE III

                                 MISCELLANEOUS

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     3.1  RULE 144 REPORTING.  With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares without registration, NOVA agrees to:

        (a) cause public information with respect to NOVA to be available, as set forth in Rule 144 or any comparable rule or regulation under the Securities Act, at all times;

        (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of NOVA under the Securities Act and the Exchange Act; and

        (c) furnish to each Shareholder forthwith upon request a written statement by NOVA as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.

     3.2 AMENDMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any provision hereof can be amended or modified except by an instrument in writing signed by NOVA and by each of the Shareholders.

     3.3 RECAPITALIZATIONS, EXCHANGES, ETC. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to NOVA Common Stock, or any interest thereof, or any successor or assign of NOVA (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of, NOVA Common Stock, or any interest therein, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date of this Agreement. In such event, any and all new, substituted or additional securities a holder of Registrable Securities is entitled to by reason of his ownership of NOVA Common Stock, or any interest therein, shall, upon issuance, be immediately subject to the provisions of this Agreement and shall be deemed included in the term "NOVA Common Stock, or any interest therein," for all purposes of this Agreement with the same force and effect as the NOVA Common Stock, or any interest therein, presently subject to this Agreement and with respect to which such new, substituted or additional securities were distributed.

     3.4 DEFINITION OF PERSON. As used herein, the term "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     3.5 APPLICABILITY OF LAWS. Any transfer of NOVA Common Stock, or any interest therein, made pursuant to and in accordance with the terms of this Agreement shall be subject to applicable state and federal securities and other laws, notwithstanding its permissibility under this Agreement.

     3.6 NOTICE. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth below:

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
Richardson M. Roberts              Gregory S. Daily                    NOVA Information Systems, Inc.
PMT Services, Inc.                 PMT Services, Inc.                  One Concourse Parkway, Suite 300
3841 Green Hills Village Drive     3841 Green Hills Village Drive      Atlanta, Georgia  30328
Nashville, Tennessee  37215        Nashville, Tennessee  37215         Attention: Edward Grzedzinski
                                                                                  Chairman and
                                                                                  Chief Executive Officer

     3.7 NO WAIVER; REMEDIES. No failure by the parties to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

     3.8 THIRD-PARTY BENEFICIARIES. No party to this Agreement intends this Agreement to benefit or create any right or cause of action in or on behalf of any person other than the signatures hereto and their respective permitted successors and assigns.

     3.9 ASSIGNMENT; BINDING EFFECT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of each other party; provided that no such consent shall be required (a) for the assignment by any party of its rights and privileges hereunder to any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder) or (b) for the assignment and delegation by any party of its rights, privileges, duties and obligations hereunder to any Person into or with which the assigning party shall merge or consolidate or to which the assigning party shall sell all or substantially all of its assets (other than insubstantial assets). Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     3.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of laws.

     3.11 ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement.

     3.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     3.13 INDEPENDENT CONTRACTORS. Nothing contained in this Agreement shall be construed as constituting a partnership, joint venture, trust or agency between or among any of the signatories hereto. Rather, the signatories hereto shall be deemed independent contractors for all purposes.

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     3.14  SEVERABILITY.  Any term or provisions of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     3.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     3.16 PRONOUNS. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, and vice versa, as the context requires.

     3.17 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.


                     (SIGNATURES BEGIN ON FOLLOWING PAGE)

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    WITNESS WHEREOF, the parties have caused this Agreement to be executed and entered into as of the day and year first above written.


                                 "NOVA:"

                                 NOVA CORPORATION


                                 By: /s/ Edward Grzedzinski
                                    -------------------------------------
                                 Name:
                                      -----------------------------------
                                 Title:
                                       ----------------------------------


                                 /s/ Richardson M. Roberts
                                 ----------------------------------------
                                 Richardson M. Roberts
                                 Shareholder


                                 /s/ Gregory S. Daily
                                 ----------------------------------------
                                 Gregory S. Daily
                                 Shareholder


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